UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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XOMA CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

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XOMA CORPORATION

2200 Powell Street, Suite 310

Emeryville, California 94608

(510) 204-7200

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of XOMA Corporation on May 20, 2020, which will be held virtually via live webcast at www.virtualshareholdermeeting.com/XOMA2020 at 9:00 a.m. Pacific time. The meeting will be held online only.

Details of the business to be conducted at the annual meeting are provided in the Notice of Annual Meeting of Stockholders and proxy statement. Also, for your information, we are making available a copy of our annual report to stockholders for the fiscal year ended on December 31, 2019. We are providing our stockholders access to all of these materials via the Internet, reducing the amount of paper necessary to produce these materials, as well as costs associated with mailing all of these materials to all stockholders. Accordingly, on or about April 9, 2020, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to all stockholders of record as of March 25, 2020, and will have posted our proxy materials on the website referenced in the Notice (www.virtualshareholdermeeting.com/XOMA2020). As more fully described in the Notice, all stockholders may choose to access our proxy materials on that website, and any stockholder may request a printed set of such materials.

We hope that you will attend the online annual meeting. In any event, please promptly vote your proxy by accessing the Internet, via the toll-free telephone number in the Notice or, if you have elected to receive a paper copy of the proxy materials, by completing, signing and returning the proxy card that is provided.

Sincerely yours,

James Neal Chief Executive Officer

XOMA CORPORATION

2200 Powell Street, Suite 310

Emeryville, California 94608

(510) 204-7200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 9:00 A.M. PACIFIC TIME ON MAY 20, 2020

To the Stockholders of XOMA Corporation:

The annual meeting of stockholders of XOMA Corporation (the “Company”) will be held virtually via live webcast at www.virtualshareholdermeeting.com/XOMA2020 on May 20, 2020, at 9:00 a.m. Pacific time, for the following purposes:

1.	To elect our nominees for director;

2.	To ratify the appointment of Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm for the 2020 fiscal year;

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement; and

4.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on March 25, 2020, as the record date for the determination of stockholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof. On March 25, 2020, the Company had 9,761,901 shares of common stock issued and outstanding. The proxy materials prepared in connection with the annual meeting are being made available at www.virtualshareholdermeeting.com/XOMA2020.

By Order of the Board of Directors,

Thomas Burns Senior Vice President, Finance and Chief Financial Officer

This proxy statement and the related proxy card are being sent or made available on or about April 9, 2020.

YOUR VOTE IS IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2020

Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available at www.sec.gov and on our website, www.xoma.com, by clicking “Investors” and then “SEC Filings.” We will mail without charge, upon written request, a copy of the proxy statement and Annual Report on Form 10-K. Requests should be sent to: XOMA Corporation, Attention Corporate Secretary, 2200 Powell Street, Suite 310, Emeryville, California 94608.

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed on the enclosed proxy card, or sign and return your proxy card prior to the meeting in order to ensure your representation at the meeting. Stockholders of record and beneficial owners on March 25, 2020 will be able to vote their shares electronically at the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

XOMA CORPORATION

PROXY STATEMENT

TO THE STOCKHOLDERS:

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of XOMA Corporation, a Delaware corporation (“XOMA” or the “Company”), for use at the annual meeting of stockholders to be held virtually via live webcast at http://www.virtualshareholdermeeting.com/XOMA2020 at 9:00 a.m. Pacific time on May 20, 2020, or any adjournment or postponement thereof, at which stockholders of record holding shares of common stock on March 25, 2020, will be entitled to vote. On March 25, 2020, the Company had issued and outstanding 9,761,901 shares of common stock, par value $0.0075 per share (“Common Stock”). Holders of Common Stock are entitled to one vote for each share held.

Access via Internet

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report, to each stockholder of record, we have decided to provide access to these materials via the Internet to all of our stockholders. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 9, 2020, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to stockholders of record as of March 25, 2020, and will have posted our proxy materials on the website referenced in the Notice (http://www.virtualshareholdermeeting.com/XOMA2020). As more fully described in the Notice, all stockholders may choose to access our proxy materials on that website, and any stockholder may request a printed set of such materials.

How to attend the annual meeting

The meeting will be held virtually on May 20, 2020 at 9:00 a.m. Pacific time via live webcast at www.virtualshareholdermeeting.com/XOMA2020. To attend the meeting, you will need the 16-digit control number included in the Notice, on your proxy card or on the instructions that accompanied your proxy materials. Online check-in will begin at 8:30 a.m. Pacific time and you should allow ample time for the check-in procedures. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Information on how to vote before and during the annual meeting is discussed below.

How to ask questions at the virtual annual meeting

During the annual meeting, you may only submit questions in the question box provided at www.virtualshareholdermeeting.com/XOMA2020. We will respond to as many inquiries at the annual meeting as time allows.

What if I have technical difficulties or trouble accessing the virtual meeting website

If you encounter any difficulties accessing the virtual annual meeting webcast during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting website log-in page.

What if I cannot virtually attend the annual meeting

You may vote your shares electronically before the meeting by Internet, by proxy or by telephone as described below. You do not need to access the annual meeting webcast to vote if you submitted your vote via proxy, by Internet or by telephone in advance of the annual meeting.

How to vote your shares

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by Internet before or during the annual meeting, by telephone or by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

To vote using the proxy card, simply complete, sign, date and return the proxy card pursuant to the instructions on the card. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct us to.

To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 19, 2020 to be counted.

To vote through the Internet before the meeting, go to www.proxyvote.com and follow the on-screen instructions. Your Internet vote must be received by 11:59 p.m., Eastern Time on May 19, 2020 to be counted.

To vote through the Internet during the meeting, please visit www.virtualshareholdermeeting.com/XOMA2020 and have available the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker or other agent, you should have received a Notice containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote through the Internet during the annual meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or other agent to request a proxy form.

Your shares can be voted at the annual meeting only if you are online during the webcast or represented by proxy. All registered stockholders can appoint a proxy via the Internet, by telephone or by paper proxy, by following the instructions included with their proxy card. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their shares of Common Stock. Submitting the proxy via the Internet, by phone or by signing and returning the proxy card does not affect your right to vote online at the annual meeting.

Voting of Proxy

All shares represented by a valid proxy to the annual meeting will be voted, and, if you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instruction and do not hold your shares beneficially thorough a broker, bank or other nominee, your shares will be voted:

•	FOR each of the nominees for the Board of Directors;

•	FOR the appointment of Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm for the 2020 fiscal year; and

•	FOR approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

Revocability of Proxies

In the case of registered stockholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company’s principal office, 2200 Powell Street, Suite 310, Emeryville, California 94608, (b) logging in and voting at the online annual meeting, (c) properly executing a later-dated proxy and delivering it to the Company before the annual meeting, or (d) retransmitting a subsequent proxy via the Internet or by phone before the annual meeting. Logging in without voting at the annual meeting will not automatically revoke a proxy. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm for revoking their previously-appointed proxies.

How many votes are needed to approve each proposal

•

Proposal 1 – For the election of directors, the six nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

•

Proposal 2 – To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020, the proposal must receive “For” votes from the holders of a majority of the votes cast at the annual meeting.

•

Proposal 3 – To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, the proposal must receive “For” votes from the holders of a majority of the votes cast at the annual meeting.

Quorum

The presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes are included in the number of shares of Common Stock present and entitled to vote for purposes of establishing a quorum, but are not counted in tabulations of the votes cast on proposals presented to stockholders.

Solicitation

The Company will bear the entire cost of solicitation of stockholder votes, including preparation, assembly, printing, and delivery of this proxy statement, the proxy card, and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares of Common Stock that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by telephone, electronic or personal solicitation by directors, officers, or employees of the Company for no additional compensation. Stockholders appointing a proxy through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers, which will be borne by the stockholders.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s directors are elected annually to serve until the next annual meeting of stockholders, until their successors are elected, or until their death, resignation or removal.

The nominees for the Board are set forth below. Each person nominated for election has been previously elected to serve on the Board. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. Unless otherwise instructed, the proxy holders will vote all proxies received by them on the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. The six candidates receiving the highest number of affirmative votes of the shares of Common Stock entitled to vote at the annual meeting will be elected as directors of the Company.

Nominees to the Board

Name	Title	Age
James Neal	Chief Executive Officer and Director	64
W. Denman Van Ness	Chairman of the Board	77
Joseph M. Limber	Director	67
Jack L. Wyszomierski	Director	64
Matthew Perry	Director	47
Barbara Kosacz	Director	61

James Neal was appointed Chief Executive Officer in December 2016 after serving as our Senior Vice President and Chief Operating Officer. He joined the Company in 2009 as its Vice President, Business Development. Mr. Neal brings more than 25 years’ experience forming and maximizing business and technology collaborations globally and in bringing novel products and technologies to market. Prior to joining XOMA, Mr. Neal was Acting Chief Executive Officer of Entelos, Inc. a leading biosimulation company. Previously in 2007, Entelos acquired Iconix Biosciences, a privately held company where Mr. Neal served as Chief Executive Officer and established multi-year collaborations with Bristol-Myers Squibb, Abbott Labs, Eli Lilly and the U.S. Food and Drug Administration. While Executive Vice President of Incyte Genomics from 1999 to 2002, he led the global commercial activities with pharmaceutical company collaborators and partners including Pfizer, Aventis and Schering-Plough, as well as sales, marketing and business development activities for the company. Earlier, he was associated with Monsanto Company in positions of increasing responsibility. Mr. Neal also serves on the Board of Directors of Leading Biosciences Inc. Mr. Neal earned his B.S. in Biology and his M.S. in Genetics and Plant Breeding from the University of Manitoba, Canada, and holds an Executive MBA degree from Washington University in St. Louis, Missouri. Mr. Neal has significant experience with biopharmaceutical companies and brings the unique perspective of the Chief Executive Officer of the Company to the Board.

W. Denman Van Ness has been a director since October of 1981 and was appointed Lead Independent Director in January of 2008 and Chairman of the Board in August of 2011. He is Chairman of Hidden Hill Advisors, a venture capital consulting firm. From April of 1996 through October of 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 to 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds. Mr. Van Ness earned his B.A. in American History and Literature from Williams College and holds an MBA degree from Harvard University. Mr. Van Ness brings to the Board an extensive understanding of corporate development and a background in assessing a wide range of corporate funding sources and partnering opportunities. His leadership skills, including past service on the boards of other companies, contribute to his role as Chairman of the Board.

Joseph M. Limber has been a director since December 2012. Mr. Limber currently serves as President and Chief Executive Officer and a member of the Board of Directors of Secura Bio, Inc., a position he has held since February 2019. Prior to that, Mr. Limber served as President and Chief Executive Officer of Genoptix, Inc. from March 2017 through December 2018. Mr. Limber served as Executive Chairman of ImaginAb from January 2016 through November 2017. Mr. Limber served as President and Chief Executive Officer of Gradalis, Inc. from July 2013 through April 2015. Mr. Limber served as President and Chief Executive Officer of Prometheus Laboratories Inc., a subsidiary of Nestlé Health Science, from December 2003 through April 2013 and as a member of its Board of Directors from January 2004 through April 2013. From January 2003 to July 2003, Mr. Limber was a consultant and interim Chief Executive Officer for Deltagen, Inc., a provider of drug discovery tools and services to the biopharmaceutical industry. From April 1998 to December 2002, Mr. Limber was the President and Chief Executive Officer of ACLARA BioSciences, Inc. (now Monogram Biosciences, Inc.), a developer of assay technologies and lab-on-a-chip systems for life science research. From 1996 to 1998, he was the President and Chief Operating Officer of Praecis Pharmaceuticals, Inc. (acquired by GlaxoSmithKline plc), a biotechnology company focused on the discovery and development of pharmaceutical products. Prior to Praecis, Mr. Limber served as Executive Vice President of SEQUUS Pharmaceuticals, Inc. (acquired by Alza Corporation and now part of the Johnson & Johnson family of companies). He also held management positions in marketing and sales with Syntex Corporation (now F. Hoffmann-La Roche Ltd.) and with Ciba-Geigy Corporation (now Novartis AG). Mr. Limber holds a B.A. from Duquesne University. Mr. Limber brings to the Board his experience in successfully developing markets for specialty pharmaceutical products and managing the critical transition from research organization to commercial entity.

Jack L. Wyszomierski has been a director since August 2010. From 2004 until his retirement in 2009, Mr. Wyszomierski was Executive Vice President and Chief Financial Officer of VWR International, LLC, a global laboratory supply, equipment and distribution business that serves the world’s pharmaceutical and biotechnology companies, as well as industrial and governmental organizations. At Schering-Plough, a global health care company which had worldwide sales of over $8 billion in 2004, Mr. Wyszomierski held positions of increasing responsibility from 1982 to 2004 culminating in his appointment as Executive Vice President and Chief Financial Officer. Mr. Wyszomierski also serves on the Board of Directors of Athersys, Inc., Exelixis, Inc. SiteOne Landscape Supply, Inc., Solenis, Inc. and served on the Board of Directors of Unigene Laboratories, Inc. from 2012 to 2013. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Mr. Wyszomierski brings his considerable financial expertise to the Board, the Audit Committee, and the Compensation Committee.

Matthew Perry has been a director since February 2017. Mr. Perry is the President of BVF Partners L.P. (“BVF Partners”) and portfolio manager for the underlying funds managed by the firm. BVF Partners is a private investment partnership that has focused on small-cap, value oriented investment opportunities for more than 20 years. Mr. Perry joined BVF Partners in December 1996 and has been a successful lead investor in dozens of transactions and has positively influenced corporate direction for numerous biotechnology companies during the course of his career. In January 2016, Mr. Perry was named to CTI BioPharma Corp.’s Board of Directors and is a member of its Compensation Committee. Mr. Perry is also a co-founder and director of Nordic Biotech Advisors ApS, a venture capital firm based in Copenhagen, Denmark. He holds a B.S. degree from the Biology Department at the College of William and Mary. Mr. Perry brings extensive management consulting experience and experience investing in biotechnology companies to the Board.

Barbara Kosacz, a Partner at Cooley LLP, has been a director since January 2019. Ms. Kosacz has more than 25 years of experience in counseling clients in the life sciences arena, ranging from early stage startups to larger public companies, venture funds, investment banks, and non-profit institutions. She has served as a member of the BIO Emerging Companies’ Section Governing Board, is a member of the Board of Trustees of the Keck Graduate Institute, an advisory board member of Locust Walk Partners, and has been a speaker at multiple life sciences-related conferences, as well as guest lecturer at the University of California, Berkeley (Boalt Hall), and Stanford University about biotechnology law, biotech business models, corporate partnering negotiations and deal structures, and bioethics. Recognized by Best Lawyers in America since 2008, Ms. Kosacz and was recently listed as a “leading lawyer” for healthcare and life sciences in the 2018 Legal 500, as a “Band 1” attorney in the 2018 edition of Chambers USA: America’s Leading Lawyers for Business and recognized as a “highly recommended transactions” lawyer by IAM Patent 1000 for her “nearly three decades advising diverse companies in the industry at a deeply strategic and commercial level and overseeing their most complex and profitable deals.” Ms. Kosacz has also been listed in Northern California’s Super Lawyers from 2004 to 2013 and was selected as one of Lawdragon’s New Stars, New Worlds, and in the Lawdragon 500 Leading Lawyers in America. She received her Juris Doctor degree from the University of California, Berkeley School of Law, and her bachelor’s degree from Stanford University. Ms. Kosacz brings extensive experience in advising biotechnology companies to the Board.

Recommendation

The Board recommends voting “FOR” the election of all nominees to the Board of Directors.

Board Matters

Board Leadership Structure and Risk Oversight

The Company currently separates the positions of CEO and Chairman of the Board. Mr. Van Ness has served as Chairman of the Board since August 2011. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Chairman of the Board is responsible for presiding at all executive sessions of the Board, consulting with the CEO on Board and committee meeting agendas, acting as a liaison between management and the independent directors, including maintaining frequent contact with the CEO and advising him on the efficiency of Board meetings, facilitating teamwork and communication between the independent directors and management, as well as additional responsibilities. The independent directors believe that Mr. Van Ness’s in-depth knowledge of the biopharmaceutical industry and vision for its development, as well as his leadership skills and style, make him the best-qualified director to serve as Chairman of the Board. In light of the separation of the CEO and Chairman of the Board positions, the Board determined that a separate position of Lead Independent Director is not necessary.

The Board is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. As set forth in the Audit Committee charter, the Audit Committee meets periodically with management in order to review the Company’s major financial exposures and the steps management has taken to monitor and control such exposures. In fulfilling this role, the Audit Committee conducts periodic risk assessments and reports its findings to the full Board. The Audit Committee also oversees related-party transactions.

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent within the meaning of Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that each of Messrs. Van Ness, Limber, Wyszomierski and Perry qualifies as an “independent” director within the meaning of the Nasdaq rules. With respect to Ms. Kosacz, who is a partner of Cooley LLP, our outside legal counsel, our Board determined that she is independent for purposes other than serving on the Audit Committee or Compensation Committee, each of which she is not a member. Accordingly, a majority of our directors are independent, as required under Nasdaq rules. Our non-employee directors have been meeting, and we anticipate that they will continue to meet, in regularly scheduled executive sessions at which only non-employee directors are present.

All of the members of the Compensation Committee are “independent,” as required by Nasdaq Rules 5605(a)(2) and 5605(d)(2). In determining independence within the meaning of Nasdaq Rules pertaining to membership of the Compensation Committee, our Board determined, based on its consideration of factors specifically relevant to determining whether any such director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, that no member of the Compensation Committee has a relationship that would impair that member’s ability to make independent judgments about our executive compensation.

Board Meetings

During the fiscal year ended December 31, 2019 the Board held nine meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served that were held during the last fiscal year. Directors are encouraged to attend the Company’s annual meetings of stockholders where practicable. All directors serving at the time of the 2020 annual meeting attended last year’s annual meeting of stockholders either in person or telephonically.

The Board has standing audit, compensation and nominating & governance committees.

Compensation Committee

The Compensation Committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company’s officers and other employees generally, but only reviews and individually approves the compensation for our executive officers, including the named executive officers (other than our Chief Executive Officer). With respect to the compensation of our Chief Executive Officer, final decisions are made by the independent members of our Board of Directors, upon the recommendations of the Compensation Committee.

In making its executive compensation determinations, the Compensation Committee receives input from its compensation consultant, as well as recommendations from our Chief Executive Officer, although no member of management is present for, or participates in, decisions regarding his or her own compensation.

In discharging its responsibilities, the Compensation Committee works with members of our management team, including our Chief Executive Officer. The management team assists the Compensation Committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Compensation Committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to adjustments to base salaries, cash incentive compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and uses them as one factor in determining and approving the compensation for our executive officers (other than our Chief Executive Officer). Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.

Under its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist it in the discharge of its responsibilities. In accordance with this authority, the Compensation Committee has retained the services of Compensia, Inc., a national compensation consulting firm that specializes in executive compensation matters, to assist it in evaluating our executive compensation program, gathering and analyzing data on the competitive market for executive talent, and formulating and assessing potential changes to our executive compensation program. Compensia serves at the discretion of the Compensation Committee, which reviews Compensia’s engagement annually.

The Compensation Committee regularly reviews the objectivity and independence of the advice provided by Compensia on executive compensation matters. In 2019, the Compensation Committee considered the six specific independence factors adopted by the SEC and Nasdaq and determined that Compensia is independent and that its work did not raise any conflicts of interest.

The Compensation Committee held ten meetings during 2019. The Compensation Committee consisted of Messrs. Wyszomierski (Chair), Van Ness and Perry. The Board has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.xoma.com.

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board by identifying individuals qualified to become Board members, recommends to the Board the director nominees for the next annual meeting of stockholders, recommends to the Board the director nominees for each committee and develops, recommends to the Board and oversees the governance principles applicable to the Company. The Nominating & Governance Committee held two meetings in 2019. During 2019, the Nominating & Governance Committee consisted of Ms. Kosacz (Chair) and Messrs. Van Ness and Wyszomierski. On February 12, 2019, Ms. Kosacz was appointed as the Chair of the Nominating & Governance Committee by the Board, replacing Mr. Van Ness in that role. Each member of the Nominating & Governance Committee is “independent” as defined in the listing standards of Nasdaq. The Board has adopted a written charter for the Nominating & Governance Committee, a copy of which is available on the Company’s website at www.xoma.com.

The Nominating & Governance Committee’s charter provides that the committee will, on behalf of the Board, review letters from stockholders regarding the Company’s annual meeting and governance process. Beyond this, the committee has no formal policy regarding consideration of director candidates recommended by stockholders, in large part because the Company has never received from any of its stockholders a recommendation of a director nominee with reasonably adequate qualifications. The need for a more formal policy was considered and determined to be unnecessary by the committee. The committee will consider candidates recommended by stockholders, and a stockholder wishing to submit a recommendation should send a letter to the Secretary of the Company at 2200 Powell Street, Suite 310, Emeryville, California 94608. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history and current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. Stockholders may also nominate candidates who are not first recommended to the Nominating & Governance Committee by following procedures set forth in our by-laws. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

To be considered by the Nominating & Governance Committee, a director nominee must have experience as a board member or senior officer of a company, have a strong financial background, be a leading participant in a field relevant to the Company’s business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board’s existing strengths. The Board believes that diversity with respect to all of these factors, including diversity of personal background, business and professional background, perspective, experience and other characteristics, such as gender, gender identity, ethnicity, sexual orientation and age, is an important consideration in appropriate Board composition.

The Board and the Nominating & Governance Committee begins the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, which may include current executive officers and directors and industry, academic and community leaders. The Board or the committee may retain search firms to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews. The Nominating & Governance Committee, and one or more of the Company’s other directors, interview candidates, and the committee selects and recommends to the full Board nominees that best suit the Company’s needs.

Audit Committee

The Audit Committee is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and reviewing the Company’s accounting practices and systems of internal accounting controls. The Audit Committee held five meetings in 2019. The Audit Committee consisted of Messrs. Limber (Chair), Van Ness and Wyszomierski. Each member of the Audit Committee is “independent” as defined in the listing standards of Nasdaq. The Board has determined that Messrs. Limber, Wyszomierski and Van Ness is each an “audit committee financial expert” as defined by the rules of the SEC. The Board has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.xoma.com.

Report of the Audit Committee

In accordance with rules established by the SEC, the Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•

met with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel;

•	regularly met privately with the independent registered public accounting firm, who have unrestricted access to the committee;

•	recommended the appointment of the independent registered public accounting firm and reviewed periodically its performance and independence from management;

•	reviewed the Company’s financing plans and reported recommendations to the full Board for approval and to authorize action;

•	reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019;

•

discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received the written disclosures and the letter from the independent registered public accounting firm pursuant to the applicable requirements of PCAOB regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2019 Form 10-K.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Joseph M. Limber, Chair

Jack L. Wyszomierski

W. Denman Van Ness

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Officers

The name and age as of January 31, 2020, position and biographical summary of our executive officer who is not also a nominee for ongoing membership on our Board of Directors is included below.

Thomas Burns, 46 years old, has been our Senior Vice President, Finance and Chief Financial Officer since March 2017. He joined the Company in August 2006 and since then has held various senior finance and accounting roles, most recently as Vice President, Finance and Chief Financial Officer. Mr. Burns has over 20 years of experience in accounting and finance in both biotechnology and high-technology companies. Prior to his employment with the Company, he held multiple senior financial management positions at high-tech companies including Mattson Technology, IntruVert Networks (acquired by McAfee), Niku Corporation (acquired by Computer Associates) and Conner Technology. Mr. Burns received his Bachelor’s degree from Santa Clara University and his Masters of Business Administration from Golden Gate University.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and has directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. Representatives of Deloitte &Touche LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

We have been informed by Deloitte & Touche LLP that, to the best of their knowledge, neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in XOMA or our affiliates.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of XOMA and our stockholders.

Recommendation

The recommendation to ratify the appointment of Deloitte & Touche LLP is being submitted to the stockholders at the annual meeting. The Board recommends voting “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year. Abstentions will have the same effect as voting against the resolution.

Fees Billed by Deloitte & Touche LLP during Fiscal 2018 and 2019

The total fees paid to Deloitte & Touche LLP, our current independent registered public accounting firm, for the last two fiscal years are as follows:

	Fiscal Year Ended December 31, 2018	Fiscal Year Ended December 31, 2019
Audit Fees(1)	$541,394	$588,900
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$541,394	$588,900

(1)

Audit Fees include the integrated audit of annual financial statements and internal control over financial reporting, reviews of quarterly financial statements included in Quarterly Reports on Forms 10-Q, consultations on matters addressed during the audit or quarterly reviews, and services provided in connection with SEC filings, including consents and comment and comfort letters.

On March 19, 2018, the Audit Committee of the Board of Directors approved the dismissal of Ernst & Young LLP as our independent registered public accounting firm. The audit reports of Ernst & Young LLP on the Company’s financial statements for the fiscal year ended December 31, 2017, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedures which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused them to refer to the subject matter of the disagreements in connection with their report; and there were no “reportable events” as defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K. The Company requested Ernst & Young LLP to furnish it with a letter addressed to the Commission stating whether it agreed with the above statements. A copy of that letter, dated March 23, 2018, was filed as Exhibit 16.1 to the Form 8-K announcing Ernst & Young LLP’s dismissal and the appointment of Deloitte & Touche LLP, which was filed with the SEC on March 23, 2018.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent accountants. Pre-approval generally is provided for up to one year, is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the committee considers whether such services are consistent with the auditor’s independence, whether the independent accountants are likely to provide the most effective and efficient service based on their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee has delegated pre-approval authority to its chairman, who must report any decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved 100% of all audit and other services provided by Deloitte & Touche LLP, our current independent registered public accounting firm, in 2018 and 2019.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that stockholders have the opportunity to cast an advisory (non-binding) vote on the executive compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This non-binding advisory vote is commonly referred to as the “say-on-pay” vote.

At our 2017 annual meeting of stockholders, our stockholders indicated their preference that we hold a non-binding say-on-pay vote every three years and our board of directors has adopted a policy that is consistent with that preference. At our 2017 annual meeting of stockholders, the stockholders also overwhelmingly approved our say-on-pay proposal, with approximately 93% of the total votes cast voting in favor of the proposal.

This year, we are again asking our stockholders to vote “FOR” the advisory approval of the compensation of our named executive officers as disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to enable the Company to attract, motivate and retain outstanding individuals and (2) to align their success with that of the Company’s stockholders through the creation of stockholder value and achievement of strategic corporate objectives. The Compensation Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase stockholder value.

The vote under this Proposal 3 is advisory, and therefore not binding on the Company, the Board or our Compensation Committee. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Stockholders will be asked at the annual meeting to approve the following resolution pursuant to this Proposal 3:

RESOLVED, that the stockholders of XOMA Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s “named executive officers” as such compensation is described in the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s definitive proxy statement for the 2020 annual meeting of stockholders.

Recommendation

The Board of Directors recommends a vote “FOR” approval of the foregoing resolution. Approval of this resolution requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting. Abstentions will have the same effect as voting against the resolution. Because broker non-votes are not counted as votes for or against this resolution, they will have no effect on the outcome of the vote.

COMMON STOCK OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding all stockholders known by the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding shares of Common Stock and regarding each director, each of our named executive officers (“NEOs”) and all directors and executive officers as a group, together with the approximate percentages of issued and outstanding shares of Common Stock owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares that the holder has the right to acquire under stock options, warrants exercisable and restricted stock units releasable within 60 days from March 25, 2020. The percentages in the table below are based on an aggregate of 9,761,901 shares of Common Stock issued and outstanding as of March 25, 2020. Except for information based on Schedules 13G and 13D, as indicated in the footnotes, amounts are as of March 25, 2020, and each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned, subject to community property laws where applicable. An individual’s presence on this or any other table presented herein is not intended to be reflective of such person’s status as a “reporting person” under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The address for each director and executive officer listed in the table below is c/o XOMA Corporation, 2200 Powell Street, Suite 310, Emeryville, California 94608.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(%)
BVF Inc.(1)	4,026,157	36.6%
Novartis Pharma AG(2)	539,131	5.5
James Neal(3)	698,086	7.2
Thomas Burns(4)	241,968	2.5
Dee Datta, PhD(5)	107,366	1.1
Matthew D. Perry(6)	40,240	*
W. Denman Van Ness(7)	35,782	*
Jack L. Wyszomierski(8)	39,098	*
Joseph M. Limber(9)	37,334	*
Barbara A. Kosacz(10)	17,047	*
All directors and current executive officers as a group as of the record date (7 persons)	1,109,555	11.4%

*	Indicates less than 1%.
(1)

Based on the Form 4 filed on March 27, 2020, as of March 25, 2020, BVF Inc. and its related entities beneficially held 4,026,157 shares of Common Stock, which includes 1,252,772 shares currently issuable upon conversion of the Series Y preferred stock but excludes 5,003,000 shares of Common Stock issuable upon conversion of Series X preferred stock. BVF Partners L.P., or Partners, is the general partner of Biotechnology Value Fund, L.P., or BVF, and Biotechnology Value Fund II, L.P., or BVF II, is the investment manager of Biotechnology Value Trading Fund OS LP, or Trading Fund OS, and the sole member of BVF Partners OS Ltd., or Partners OS. BVF Inc. is the general partner of Partners, and Mark N. Lampert is the sole officer and director of BVF Inc. Partners OS disclaims beneficial ownership of the shares of Common Stock beneficially owned by Trading Fund OS. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares of Common Stock beneficially owned by BVF, BVF II, Trading Fund OS, and certain Partners management accounts. Series X preferred stock shall not be converted if, after such conversion, its holding group would beneficially own more than 50% of the number of shares of Common Stock then issued and outstanding. The address of the principal business and office of BVF Inc. and its affiliates is 44 Montgomery Street, 40th Floor, San Francisco, California 94104.

(2)

Based on the 13G filing on September 5, 2017, as of August 24, 2017, Novartis Pharma AG (“Novartis”) beneficially held 539,131 shares of Common Stock. The address of the principal business and office of Novartis is Lichtstrasse 35, 4056 Basel, Switzerland. The Schedule 13G provides information only as of

August 24, 2017, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between August 24, 2017 and March 25, 2020.
(3)

Includes 672,564 shares of Common Stock issuable upon the exercise of options exercisable within 60 days after March 25, 2020, and 4,673 shares of Common Stock that have been deposited pursuant to the Company’s Deferred Savings Plan.

(4)

Includes 231,730 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after March 25, 2020, and 3,683 shares of Common Stock that have been deposited pursuant to the Company’s Deferred Savings Plan.

(5)

Includes 105,888 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after March 25, 2020, and 1,171 shares of Common Stock that have been deposited pursuant to the Company’s Deferred Savings Plan.

(6)	Includes 28,441 shares of Common Stock issuable upon the exercise of options exercisable within 60 days after March 25, 2020.
(7)	Includes 25,837 shares of Common Stock issuable upon the exercise of options exercisable within 60 days after March 25, 2020.
(8)	Includes 32,633 shares of Common Stock issuable upon the exercise of options exercisable within 60 days after March 25, 2020.
(9)	Includes 31,124 shares of Common Stock issuable upon the exercise of options exercisable within 60 days after March 25, 2020.
(10)	Includes 17,047 shares of Common Stock issuable upon the exercise of options exercisable within 60 days after March 25, 2020.

DELINQUENT SECTION 16(a) FILINGS

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and changes in ownership with the SEC and Nasdaq. Such executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company’s executive officers and directors, all persons subject to the reporting requirements of Section 16(a) (or their authorized representatives) filed the required reports with respect to 2019 on a timely basis other than one late Form 4 filed by James Neal, to report the purchase of Common Stock on December 23, 2019 pursuant to the Company’s 2019 rights offering.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain summary information for the years indicated concerning the compensation earned by the Company’s principal executive officer and the next two most highly compensated executive officers during 2019 (“named executive officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
James Neal	2019	$498,623	—	$680,904		$283,843	$16,189	$1,479,559
Chief Executive Officer	2018	$484,100	—	$643,605		$178,926	$16,824	$1,323,455
Thomas Burns	2019	$371,315	—	$261,013		$170,807	$10,075	$813,210
Senior Vice President, Finance and Chief Financial Officer	2018	$360,500	—	$536,338		$96,905	$9,985	$1,003,727
Dee Datta, PhD	2019	$161,796	—	$1,032,879	(4)	$46,866	$461,655	$1,703,196
Former Chief Business Officer	2018	$325,000	—	$1,652,352		$77,583	$9,580	$2,064,515

(1)

The amounts in this column do not reflect compensation actually received by the named executive officers but represent the aggregate grant date fair value for option awards calculated in accordance with FASB ASC Topic 718. See Note 12 of the consolidated financial statements in the Company’s 2019 Form 10-K regarding assumptions underlying valuation of equity awards.

(2)	The amounts in this column represent quarterly cash bonus awards earned under the Company’s Cash Bonus Plan.
(3)	Amounts for 2019 in this column include:

Mr. Neal—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 471 shares; and (b) group term life insurance premiums in the amount of $3,689.

Mr. Burns—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amounts of 358 shares; and (b) group term life insurance premiums in the amount of $575.

Dr. Datta—(a) Severance pay in the amount of $400,000, (b) administrative leave pay in the amount of $61,371; and (c) group term life insurance premiums in the amount of $284.

(4)	Amount includes $465,459 representing the incremental value of the modification of vested stock options pursuant to Dr. Datta’s separation agreement.

Narrative to Summary Compensation Table

Base Salary

Our Compensation Committee recognizes the importance of base salary as an element of compensation that helps to attract and retain our executive officers. We provide base salary as a fixed source of cash compensation to recognize each named executive officer’s day-to-day responsibilities, which is designed to provide an appropriate and competitive base level of current cash income for the named executive officers. The 2019 annual base salaries of our named executive officers were determined and approved by the Compensation Committee in February 2019. The 2019 base salaries were as follows:

Named Executive Officer	2019 Base Salary
James Neal	$498,623
Thomas Burns	$371,315
Dee Datta, PhD	$334,750

2019 Cash Bonus Plan

On January 28, 2019, the Board approved the 2019 Cash Bonus Plan for the 2019 fiscal year and approved target bonus opportunities for Mr. Neal, Mr. Burns and Dr. Datta pursuant to the Company’s corporate achievement goals plan as follows:

Named Executive Officer	Target Bonus (as a % of FY 2019 Base Salary)
James Neal	55%
Thomas Burns	40%
Dee Datta, PhD	35%

The amount of cash bonus actually paid to Mr. Neal, as disclosed in the Summary Compensation Table above, was based on both his individual performance and on the Company meeting the 2019 corporate objectives previously approved by the Board. The amount of cash actually paid to Mr. Burns and Dr. Datta was based on the Company meeting the 2019 corporate objectives previously approved by the Board.

Equity Compensation

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our executive officers with the financial interests of our stockholders. In addition, we believe that our ability to grant equity-based awards helps us to attract, retain and motivate executive officers, and encourages them to devote their best efforts to our business and financial success. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our executive officers generally are awarded an initial new hire grant upon commencement of employment, as well as annual grants.

Each of our named executive officers currently holds stock options under our Amended and Restated 2010 Long Term Incentive Stock Award Plan, or the 2010 Plan, that were granted subject to the general terms thereof and the applicable forms of stock option agreement thereunder. The specific vesting terms of each named executive officer’s stock options are described below under “—Outstanding Equity Awards as of December 31, 2019.”

We currently grant all equity awards pursuant to the 2010 Plan. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our Common Stock on the date of the grant, and generally vest on a monthly basis over 36 months, subject to the continued service with us through each vesting date. All options have a maximum term of up to 10 years from the date of grant, subject to earlier expiration following the cessation of an executive officer’s continuous service with us. Option vesting is subject to acceleration as described below under “—Certain Other Payments upon a Change of Control.” Options generally remain exercisable for three months following an executive officer’s termination, except in the event of a termination for cause or due to disability or death.

In February 2019, Mr. Neal, Mr. Burns and Dr. Datta were granted stock options to purchase 60,000 shares, 23,000 shares and 50,000 shares of Common Stock, respectively, under our 2010 Plan, which vest monthly over three years, subject to each executive’s continued service to us on each applicable vesting date. In March 2020, the Compensation Committee granted to each of Mr. Neal and Mr. Burns a stock option to purchase 66,200 shares, and 22,000 shares of Common Stock, respectively, under our 2010 Plan, which vest monthly over three years subject to each executive’s continued service to us on each applicable vesting date.

Employment Terms

We have entered into employment agreements or offer letters with each of our named executive officers. Descriptions of such arrangements with our named executive officers are included under the caption “ —Employment Contracts and Termination of Employment and Change of Control Arrangements” below.

Outstanding Equity Awards as of December 31, 2019

The following table provides information as of December 31, 2019, regarding unexercised options held by each of our named executive officers.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
James R. Neal	52	—		147.00	3/1/2020
	781	—		147.00	3/1/2020
	488	—		33.80	10/27/2021
	2,288	—		70.60	7/19/2022
	1,179	—		54.30	2/28/2023
	2,250	—		178.20	2/27/2024
	3,625	—		76.60	2/26/2025
	56,000	—		5.50	12/22/2026
	93,750			4.03	2/10/2027
	156,250			4.03	2/10/2027
	225,694	17,362		4.03	2/10/2027
	31,250	—		4.03	2/10/2027
	31,250	—		4.03	2/10/2027
	18,333	11,667		27.41	2/14/2028
	16,667	43,333		14.33	2/13/2029
Thomas M. Burns	266	—		147.00	3/1/2020
	373	—		116.60	1/7/2021
	800	—		31.80	2/9/2022
	435	—		54.30	2/28/2023
	652	—		178.20	2/27/2024
	4,350	—		93.20	6/16/2024
	1,537	—		76.60	2/26/2025
	250	—		70.00	4/3/2025
	24,000	—		5.50	12/22/2026
	30,000	—		4.03	2/10/2027
	42,000	—		4.03	2/10/2027
	72,222	5,556		4.03	2/10/2027
	10,000	—		4.03	2/10/2027
	10,000	—		4.03	2/10/2027
	15,278	9,722		27.41	2/14/2028
	6,389	16,611		14.33	2/13/2029
Dee Datta, PhD	44,444	—		33.41	12/31/2021
	44,444	—		33.41	12/31/2021
	8,667	—		25.05	12/31/2020
	8,333	—		14.33	12/31/2020

(1)	Option awards vest in equal monthly installments over 36 months.

Pension Benefits

None of our named executive officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

None of our named executive officers is covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Contracts and Termination of Employment and Change of Control Arrangements

The Company entered into an employment agreement with Mr. Neal, dated as of October 29, 2015, that provided for his employment as Senior Vice President, Chief Operating Officer at a salary of not less than $400,000 per year. Mr. Neal was promoted to the position of Chief Executive Officer effective December 21, 2016 and his current salary is $533,527.

On August 7, 2017, the Company entered into an amended and restated employment agreement with Mr. Neal. Among other things, his employment agreement provides for Mr. Neal’s continued employment as Chief Executive Officer of the Company. Under his employment agreement, Mr. Neal continues to be entitled to participate in any benefit plan for which key executives of the Company are eligible. Upon Mr. Neal’s involuntary termination of employment by the Company without cause, his termination of employment due to his death or permanent disability, or upon his resignation for good reason, and contingent on Mr. Neal resigning from the Company’s board of directors (if applicable) and executing a release of claims in favor of the Company, his employment agreement provides that Mr. Neal will be entitled to (i) a severance payment equal to 100% of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current target bonus, (iii) payment of any earned but unpaid bonus for the prior performance period; (iv) if elected, the full cost of continuation coverage under the Company’s group health plans for a period of twelve months or a cash payment in lieu of such continuation coverage, and (iv) outplacement services for twelve months not to exceed $15,000 in value. Pursuant to his employment agreement, all payments and benefits to Mr. Neal thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof.

The Company entered into an employment agreement with Mr. Burns, dated as of April 3, 2015, that provided for his employment as Vice President, Finance and Chief Financial Officer at a salary of not less than $285,000 per year. His base salary is currently set at $386,168.

On August 7, 2017, the Company entered into an amended and restated employment agreement with Mr. Burns. Among other things, his employment agreement provides for Mr. Burns’ continued employment as Chief Financial Officer of the Company. Under his employment agreement, Mr. Burns continues to be entitled to participate in any benefit plan for which key executives of the Company are eligible. Upon Mr. Burns’ involuntary termination of employment by the Company without cause and executing a release of claims in favor of the Company, his termination of employment due to his death or permanent disability, or upon his resignation for good reason, his employment agreement provides that Mr. Burns will be entitled to (i) a severance payment equal to 75% of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current target bonus, (iii) payment of any earned but unpaid bonus for the prior performance period; (iv) if elected, the full cost of continuation coverage under the Company’s group health plans for a period of nine months or a cash payment in lieu of such continuation coverage, and (iv) outplacement services for nine months not to exceed $15,000 in value. Pursuant to his employment agreement, all payments and benefits to Mr. Burns thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof.

Effective as of August 31, 2019, the Company entered into a separation agreement pursuant to which Dr. Datta ceased serving as the Chief Business Officer of the Company. Pursuant to the separation agreement,

Dr. Datta is entitled to receive the following severance benefits: (A) $400,000 in cash severance, payable as follows: (i) transition pay in the gross amount of $172,001.50, less required withholdings, paid in ten (10) equal monthly installments on the Company’s regularly-scheduled payroll dates and (ii) a lump sum payment of $227,998.50 payable within ten (10) days following the Company’s receipt of an effective general release and waiver of claims; (B) payment of all accrued and unpaid salary and earned second quarter bonus payment through August 31, 2019; and (C) extension of the exercise periods for certain vested stock options, as follows: (i) extension until December 31, 2020 with respect to any vested stock options with an exercise price of $14.33 or $25.05 per share and (ii) extension until December 31, 2021 with respect to any vested stock options with an exercise price of $33.41 per share.

Certain Other Payments upon a Change of Control

Named Executive Officers. Each of our named executive officers has entered into a change of control severance agreement. Under each change of control agreement, if the executive officer’s employment is involuntarily terminated by the Company without cause or if the executive officer resigns with good reason, in either case, within two months prior to signing an agreement for a change of control or within 24 months after a change of control, then the Company may be required to make certain payments and/or provide certain benefits to certain executive officers, as described below.

Change of Control. Under each change of control agreement, a “change of control” is defined as the occurrence of any of the following events: (i) a merger, amalgamation or acquisition in which the Company is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of the Company’s organization; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any other reorganization or business combination in which 50% or more of the Company’s outstanding voting securities are transferred to different holders in a single transaction or series of related transactions; (iv) any approval by the stockholders of the Company of a plan of complete liquidation of the Company; (v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities; or (vi) a change in the composition of the Board, as a result of which fewer than a majority of the directors are incumbent directors.

Vesting of Options. If a named executive officer’s employment is involuntarily terminated within two months prior to signing an agreement for a change of control or within 12 months after a change of control, the exercisability of all time-based equity awards granted to such executive officer by the Company shall automatically be accelerated so that all such options may be exercised immediately upon such involuntary termination for any or all of the shares subject thereto and the post-termination exercise period shall be extended to 60 months or the remainder of the maximum term of the options (or such shorter period of time to avoid the application of Section 409A of the Code). Additionally, if a named executive officer’s employment is involuntarily terminated within two months prior to signing an agreement for a change of control or within 12 months after a change of control, the exercisability of a pro-rated number of performance awards held by such executive officer shall be accelerated, based on the number of days that have elapsed during the performance period and the deemed level of achievement of the performance goals as determined by the Company’s board of directors. The awards shall continue to be subject to all other terms and conditions of the Company’s option plans and the applicable option agreements between the employee and the Company.

Outplacement Program. If a named executive officer’s employment is involuntarily terminated within two months prior to signing an agreement for a change of control or within 24 months after a change of control, the named executive officer will immediately become entitled to participate in a twelve-month executive outplacement program provided by an executive outplacement service, at the Company’s expense not to exceed $15,000.

Cash Severance. If a named executive officer’s employment is involuntarily terminated within two months prior to signing an agreement for a change of control or within 12 months after a change of control, then the executive officer shall be entitled to receive a cash severance payment equal to the sum of (A) an amount equal to 1.5 times (or, in the case of the chief executive officer, two times) the executive officer’s annual base salary as in effect immediately prior to the involuntary termination plus (B) an amount equal to 1.5 times (or, in the case of the chief executive officer, two times) the named executive officer’s target bonus as in effect for the fiscal year in which the involuntary termination occurs.

Health and Other Benefits. If a named executive officer’s employment is involuntarily terminated within two months prior to signing an agreement for a change of control or 12 months after a change of control, then for a period of 18 months (or, in the case of the chief executive officer, 24 months) following such termination, the Company shall make available and pay for the full cost of the coverage (plus an additional amount to pay for the taxes on such payments, if any, plus any taxes on such additional amount) of the executive officer and his or her spouse and eligible dependents under any group health plans of the Company on the date of such termination of employment at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the executive officer or such covered dependents on the date immediately preceding the date of his or her termination, provided that, in each case, the executive officer elects such continuation coverage, or, if necessary for the Company to avoid a tax penalty, a cash payment in lieu of such continuation coverage

The change of control agreements provide that the legacy “golden parachute” excise tax gross-up provision, pursuant to which the Company will make a gross-up payment necessary to fully satisfy any excise taxes on the executive officer as a result of payments under the change of control agreement or otherwise, expired on February 10, 2019, and have been replaced with a “better after-tax” provision, pursuant to which payments to the executive officer are either reduced or paid in full, whichever results in a greater economic benefit to the executive officer (after calculation of all taxes on such payments).

EQUITY COMPENSATION PLANS AT DECEMBER 31, 2019

The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders:(1)	1,839,623	$20.42	767,018	(2)
Equity compensation plans not approved by stockholders:	—	—	—

Total	1,839,623	$20.42	767,018

(1)	Includes securities issuable under the Amended and Restated 2010 Long Term Incentive Plan
(2)

Includes (i) 525,020 shares of Common Stock available for issuance under our Amended and Restated 2010 Long Term Incentive Plan and (ii) 241,998 shares of Common Stock available for issuance under our 2015 Employee Stock Purchase Plan.

DIRECTOR COMPENSATION

The primary objectives of the Company’s director compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s stockholders through the creation of stockholder value. We attract and retain directors by benchmarking against companies in our industry of similar size to ensure that our director compensation packages remain competitive. The different elements of director compensation are considered in light of the compensation packages provided to similarly-situated directors at peer companies.

The Nominating & Governance Committee has retained the services of Compensia to assist in evaluating the Company’s director compensation program against the relevant market. At the direction of the Nominating & Governance Committee, management created a survey (the “Director Compensation Survey”) which compared the Company’s director pay levels to those of the same peer group of companies used in the Executive Compensation Survey. The benchmarking process for director compensation used by the Nominating & Governance Committee based on the Director Compensation Survey is substantially similar to the process used by the Compensation Committee for evaluating executive compensation.

Director Compensation Policy

During 2019, each non-employee director was entitled to receive an annual retainer of $40,000, plus an additional (1) $20,000, in the case of the chairman of the Audit Committee, (2) $9,000, in the case of any other member of the Audit Committee, (3) $12,000, in the case of the chairman of the Compensation Committee or Nominating & Governance Committee, (4) $6,000, in the case of any other member of the Compensation Committee or Nominating & Governance Committee and (5) $40,000, in the case of the Chairman of the Board. The Company’s directors do not receive meeting fees.

Each new non-employee director is entitled to receive an initial option grant valued at $200,000. The options vest monthly over three years. After the initial equity grant, each non-employee director whose service continues is entitled to receive an annual option grant valued at $100,000 that vests monthly over one year.

Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded stock options, restricted stock awards or shares of Common Stock of the Company for services as members of the Board.

The maximum number of shares subject to stock awards that may be granted during any calendar year to any of our non-employee directors, taken together with any cash fees paid by the Company to such non-employee director during such calendar year, may not exceed $750,000 in total value (calculating the value of any such stock awards based on the grant date fair value of the stock awards for financial reporting purposes).

Non-Employee Director Compensation for 2020

After consultation with Compensia and pursuant to the compensation review process described above, the Compensation Committee made certain changes to the non-employee director compensation program which were effective as of February 12, 2020. Specifically, the additional cash retainer for service as chair of the Compensation Committee was increased to $15,000 and the cash retainer for service as a member of the Compensation Committee was increased to $7,500.

Director Compensation Table

The table below sets forth the 2019 compensation for members of the Board at any time during 2019. Mr. Neal (current CEO) is not listed in this table because he received no additional compensation for services as a member of the Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total
W. Denman Van Ness	$101,000	$99,992	$200,992
Jack L. Wyszomierski	67,000	99,992	166,992
Joseph M. Limber	60,000	99,992	159,992
Matthew Perry	46,000	99,992	145,992
Barbara Kosacz	50,500	299,890	350,390

Total	$324,500	$699,858	$1,024,358

(1)

The option amounts represent the aggregate grant date fair value for option awards computed in accordance with FASB ASC Topic 718. See Note 12 of the consolidated financial statements in the 2019 Form 10-K regarding assumptions underlying valuation of equity awards. As of December 31, 2019, the aggregate number of options outstanding for each non-employee director were as follows: Mr. Van Ness: 25,837, Mr. Wyszomierski: 32,633, Mr. Limber: 31,124, Mr. Perry: 28,441, and Ms. Kosacz: 28,146.

TRANSACTIONS WITH RELATED PERSONS

The following is a summary of transactions since January 1, 2018 in which (i) we have been a participant, (ii) the amount involved exceeded or will exceed $120,000, and (iii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household, had or will have a direct or indirect material interest. Each such transaction is subject to review and pre-approval by the Audit Committee

In November 2018, the Company initiated a rights offering to raise $20.0 million through the distribution of subscription rights to holders of its Common Stock and Series X preferred stock (the “2018 Rights Offering”). In December 2018, the Company sold a total of 285,689 shares of Common Stock and 1,252.772 shares of Series Y preferred stock under the 2018 Rights Offering for aggregate gross proceeds of $20.0 million. All Series Y convertible preferred shares were issued to Biotechnology Value Fund, L.P. (“BVF”). One of the Company’s Directors, Matthew Perry, is the President of BVF. Each share of Series Y convertible preferred stock has a stated value of $13,000 per share and is convertible into 1,000 shares of registered Common Stock based on a conversion price of $13.00 per share of Common Stock. The total number of shares of Common Stock issued upon conversion of all issued Series Y convertible preferred stock will be 1,252,772 shares. Each share is convertible at the option of the holder at any time, provided that the holder will be prohibited from converting into Common Stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own a number of shares above a conversion blocker, which is initially set at 19.99% of the total Common Stock then issued and outstanding immediately following the conversion of such shares. In December 2019, the Company commenced a rights offering, pursuant to which the holders of the Company’s Common Stock, Series X preferred stock and Series Y preferred stock as of November 29, 2019 purchased an aggregate of 1,000,000 shares of Common Stock for aggregate gross proceeds of $22.0 million (the “2019 Rights Offering”). The 2019 Rights Offering was fully backstopped by BVF and BVF purchased 845,463 shares of Common Stock pursuant to the exercise of subscriptions in the rights offering. As of December 31, 2019, BVF owned approximately 27.1% of the Company’s total outstanding shares, and if all of the Series X and Series Y convertible preferred shares were converted, BVF would own 55.6% of the Company’s total outstanding Common Stock. As of December 31, 2019, none of the preferred stock has been converted into Common Stock.

One of our directors, Ms. Kosacz, who was elected to the Board in January 2019, is a partner at Cooley LLP, our outside legal counsel. We paid Cooley LLP an aggregate of approximately $1.1 million in fees in 2019 for legal services, which amount is substantially less than five percent of Cooley’s gross revenues for its 2019 fiscal year.

Procedures for Approval of Related Party Transactions

Our Board of Directors reviews the relationships that each director has with the Company and shall endeavor to have a majority of directors that are “independent directors” as defined by the SEC and Nasdaq rules. As part of the review process, the Company distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers and legal counsel reviews the responses to these questionnaires and reports any related party transactions to the Audit Committee. We may enter into arrangements in the ordinary course of our business that involve the Company’s receiving or providing goods or services on a non-exclusive basis and at arm’s length negotiated rates or in accordance with regulated price schedules with corporations and other organizations in which a Company director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship.

Our Code of Ethics requires all directors, officers and employees to avoid any situation that involves an actual or potential conflicts of interest with the Company’s objectives and best interests. Employees are encouraged to direct any questions regarding conflicts of interest to the Company’s Chief Financial Officer or legal department. All related party transactions involving the Company’s directors or executive officers or members of their immediate families must be reviewed and approved in writing in advance by the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are XOMA stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or XOMA. Direct your written request to the Company’s principal office, at 2200 Powell Street, Suite 310, Emeryville, California 94608, Attention: Secretary or your telephonic request to (510) 204-7482. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board does not know of any matters to be presented at this annual meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

It is important that your shares of Common Stock be represented at the meeting, regardless of the number of shares of Common Stock you hold. You are, therefore, urged to promptly vote your proxy by accessing the Internet, by calling the toll-free telephone number as instructed in the Notice, or if you have elected to receive a paper copy of the proxy materials, by completing, signing and returning the proxy card that is provided.

STOCKHOLDER PROPOSALS AND OTHER COMMUNICATIONS

A stockholder who intends to present a proposal at the 2021 meeting of stockholders must submit such proposal to the Company by December 7, 2020 for inclusion in the Company’s 2021 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company’s principal office at 2200 Powell Street, Suite 310, Emeryville, California 94608, Attention: Secretary and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. A stockholder who intends to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2021, must do so in writing following the above instructions not earlier than the close of business on January 24, 2021 and not later than the close of business on February 23, 2021. We advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2021 is held more than 30 days before or 60 days after May 20, 2021. The section titled “Nominating & Governance Committee” in this proxy statement provides additional information on the director nomination process.

For all other stockholders communications with the Board or a particular director, a stockholder may send a letter to the Company’s principal office at 2200 Powell Street, Suite 310, Emeryville, California 94608, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” The letter must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual director or directors.

By Order of the Board,

Thomas Burns
Senior Vice President, Finance and Chief Financial Officer

April 9, 2020

Emeryville, California

XOMA CORPORATION ATTN: THOMAS BURNS 2200 POWELL STREET, SUITE 310 EMERYVILLE, CA 94608

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2020 for shares held in a 401(k) plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/XOMA2020

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 19, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2020 for shares held in a 401(k) plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E99442-P35973                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

XOMA CORPORATION
The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. To elect directors, as recommended for nomination by the XOMA Nominating and Corporate Governance Committee; Nominees:		☐	☐	☐
01) James R. Neal 04) Jack L. Wyszomierski 02) W. Denman Van Ness 05) Matthew D. Perry 03) Joseph M. Limber 06) Barbara Kosacz

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2. To ratify the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of XOMA for its fiscal year ending December 31, 2020;						☐	☐	☐

3. To conduct an advisory vote on the compensation of XOMA’s named executive officers; and						☐	☐	☐

4. To transact such other business as may properly come before the annual meeting or any adjournment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E99443-P35973

XOMA CORPORATION

Annual Meeting of Stockholders

May 20, 2020 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James R. Neal and Thomas M. Burns, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of XOMA CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/XOMA2020 at 9:00 AM PDT on May 20, 2020 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side